Cascal Notice of Extraordinary General Meeting

LONDON, June 24 /PRNewswire-FirstCall/ — Cascal N.V. (NYSE: HOO) ("the Company"), announced today that it has sent a Notice of an Extraordinary General Meeting (EGM) to its shareholders. The Company's Extraordinary General Meeting will be held on Friday, July 9, 2010 at 2:00pm in Amsterdam.

Copies of the Notice of EGM and explanatory materials are available on the Company's website at http://www.cascal.co.uk.  Shareholders may receive a hard copy of these documents free of charge by contacting Investor Relations at the Company on +44(0)1306 746080 or enquiries@cascal.co.uk.

Please note that his meeting is being called at the request of our majority shareholder, Biwater Investments Limited, and we are required under Dutch law to call this meeting or allow the majority shareholder to call this meeting within 30 days of that request. The proposals under consideration are the majority shareholder's proposals, and the explanation to the agenda for this meeting was submitted to us by the majority shareholder and describes its purpose for the proposals.

About Cascal N.V.

Cascal provides water and wastewater services to its customers in eight countries: the United Kingdom, South Africa, Indonesia, China, Chile, Panama, Antigua and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4.7 million.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2009, filed with the SEC on July 1, 2009.  We do not undertake and have no obligation to publicly update or revise any forward-looking statement.

Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Marybeth Csaby
+1 212.896.1249 / +1 212.896.1236
jgoldberger@kcsa.com / mcsaby@kcsa.com

CONTACT:  Investors: Jeffrey Goldberger, +1-212-896-1249, jgoldberger@kcsa.com, or Marybeth Csaby, +1-212-896-1236, mcsaby@kcsa.com, both of KCSA Strategic Communications